INVESTMENT MANAGEMENT AGREEMENT

         INVESTMENT MANAGEMENT AGREEMENT made this 25th day of September, 2003, by and between FIRST TRUST/FOUR CORNERS SENIOR FLOATING RATE INCOME FUND, a Massachusetts business trust (the "Fund"), and FIRST TRUST ADVISORS, L.P., an Illinois limited partnership (the "Adviser").


                                   WITNESSETH:

         In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

          1. The Fund hereby employs the Adviser to act as the investment adviser for, and to manage the investment and reinvestment of the assets of the Fund in accordance with the Fund's investment objective and policies and limitations, and to administer the Fund's affairs to the extent requested by and subject to the supervision of the Board of Trustees of the Fund for the period and upon the terms herein set forth. The investment of the Fund's assets shall be subject to the Fund's policies, restrictions and limitations with respect to securities investments as set forth in the Fund's then current registration statement under the Investment Company Act of l940, and all applicable laws and the regulations of the Securities and Exchange Commission relating to the management of registered closed-end, diversified management investment companies.

         The Adviser accepts such employment and agrees during such period to render such services, to furnish office facilities and equipment and clerical, bookkeeping and administrative services (other than such services, if any, provided by the Fund's transfer agent, administrator or other service providers) for the Fund, to permit any of its officers or employees to serve without compensation as trustees or officers of the Fund if elected to such positions, and to assume the obligations herein set forth for the compensation herein provided. The Adviser shall at its own expense furnish all executive and other personnel, office space, and office facilities required to render the investment management and administrative services set forth in this Agreement. In the event that the Adviser pays or assumes any expenses of the Fund not required to be paid or assumed by the Adviser under this Agreement, the Adviser shall not be obligated hereby to pay or assume the same or similar expense in the future; provided that nothing contained herein shall be deemed to relieve the Adviser of any obligation to the Fund under any separate agreement or arrangement between the parties.

          2. The Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for nor represent the Fund in any way, nor otherwise be deemed an agent of the Fund.

          3. For the services and facilities described in Section 1, the Fund will pay to the Adviser, at the end of each calendar month, and the Adviser agrees to accept as full compensation therefore, an investment management fee equal to the annual rate of .97% of the Fund's Managed Assets, as such term is defined herein. Managed Assets means the average daily gross asset value of the


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Fund,(1) minus the sum of the Fund's accrued and unpaid dividends on any outstanding preferred shares and accrued liabilities (other than the principal amount of any borrowings incurred, commercial paper or notes issued by the Fund and the liquidation preference of any outstanding preferred shares).

         For the month and year in which this Agreement becomes effective, or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement shall have been in effect during the month and year, respectively. The services of the Adviser to the Fund under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.

          4. The Adviser shall arrange for officers or employees of the Adviser to serve, without compensation from the Fund, as trustees, officers or agents of the Fund, if duly elected or appointed to such positions, and subject to their individual consent and to any limitations imposed by law.

          5. For purposes of this Agreement, brokerage commissions paid by the Fund upon the purchase or sale of the Fund's portfolio securities shall be considered a cost of securities of the Fund and shall be paid by the Fund.

          6. The Adviser shall place Fund portfolio transactions with brokers and dealers who render satisfactory service in the execution of orders at the most favorable prices and at reasonable commission rates; provided, however, that the Adviser may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting such transaction, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, in terms of either that particular transaction or the overall responsibilities of the Adviser.

          7. In placing portfolio business with broker-dealers for or on behalf of the Fund, the Adviser shall seek the best execution of each such transaction, and all such brokerage placements shall be consistent with the Rules of Conduct of NASD Regulation, Inc. Notwithstanding the foregoing, the Fund shall retain the right to direct the placement of all portfolio transactions for or on behalf of the Fund, and, in furtherance thereof, the Fund may establish policies or guidelines to be followed by the Adviser in its placement of the Fund's portfolio transactions pursuant to the foregoing provisions. The Adviser shall report to the Trustees of the Fund at least on a quarterly basis regarding the placement of the Fund's portfolio transactions.

          8. The Adviser shall not deal with any affiliate in any transaction hereunder in which such affiliate acts as a principal, nor shall the Adviser, in rendering services to the Fund hereunder, execute any negotiated trade with any affiliate if execution thereof involves such affiliate's acting as a principal with respect to any part of an order for or on behalf of the Fund.


--------
(1) Including assets attributable to the Fund's preferred shares, if any, and the principal amount of borrowings.


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          9. Subject to applicable statutes and regulations, it is understood that officers, trustees, or agents of the Fund are, or may be, interested persons of the Adviser as officers, directors, agents, shareholders or otherwise, and that the officers, directors, shareholders and agents of the Adviser may be interested persons of the Fund otherwise than as trustees, officers or agents.

         10. The Adviser shall not be liable for any loss sustained by reason of the purchase, sale or retention of any security, whether or not such purchase, sale or retention shall have been based upon the investigation and research made by any other individual, firm or corporation, if such recommendation shall have been selected with due care and in good faith, except loss resulting from willful misfeasance, bad faith, or gross negligence on the part of the Adviser in the performance of its obligations and duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

         11. Subject to obtaining the initial and periodic approvals required under Section 15 of the Investment Company Act of 1940, the Adviser may retain one or more sub-advisers at the Adviser's own cost and expense for the purpose of furnishing one or more of the services described in Section 1 hereof with respect to the Fund. Retention of a sub-adviser shall in no way reduce the responsibilities or obligations of the Adviser under this Agreement and the Adviser shall be responsible to the Fund for all acts or omissions of any sub-adviser in connection with the performance of the Adviser's duties hereunder.

         12. The Adviser currently manages other investment accounts and funds, including those which may have investment objectives similar to the Fund, and reserves the right to manage other such accounts and funds in the future. Securities considered as investments for the Fund may also be appropriate for other investment accounts and funds that may be managed by the Adviser. Subject to applicable laws and regulations, the Adviser will attempt to allocate equitably portfolio transactions among the portfolios of its other investment accounts and funds purchasing securities whenever decisions are made to purchase or sell securities by the Fund and one or more of such other accounts or funds simultaneously. In making such allocations, the main factors to be considered by the Adviser will be the respective investment objectives of the Fund and such other accounts and funds, the relative size of portfolio holdings of the same or comparable securities, the availability of cash for investment by the Fund and such other accounts and funds, the size of investment commitments generally held by the Fund and such accounts and funds, and the opinions of the persons responsible for recommending investments to the Fund and such other accounts and funds.

         13. This Agreement shall continue in effect until September 25, 2005, unless and until terminated by either party as hereinafter provided, and shall continue in force from year to year thereafter, but only as long as such continuance is specifically approved, at least annually, in the manner required by the Investment Company Act of 1940.

         This Agreement shall automatically terminate in the event of its assignment, and may be terminated at any time without the payment of any penalty by the Fund or by the Adviser upon sixty (60) days' written notice to the other party. The Fund may effect termination by action of the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund, accompanied by appropriate notice. This Agreement may be terminated, at any time, without


                                       -3-


the payment of any penalty, by the Board of Trustees of the Fund, or by vote of a majority of the outstanding voting securities of the Fund, in the event that it shall have been established by a court of competent jurisdiction that the Adviser, or any officer or director of the Adviser, has taken any action which results in a breach of the covenants of the Adviser set forth herein. Termination of this Agreement shall not affect the right of the Adviser to receive payments on any unpaid balance of the compensation, described in Section 2, earned prior to such termination.

         14. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder shall not be thereby affected.

         15. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for receipt of such notice.

         16. The Fund's Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts. This Agreement is executed on behalf of the Fund by the Fund's officers as officers and not individually and the obligations imposed upon the Fund by this Agreement are not binding upon any of the Fund's Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

         17. This Agreement shall be construed in accordance with applicable federal law and (except as to Section 16 hereof which shall be construed in accordance with the laws of Massachusetts) the laws of the State of Illinois.


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         IN WITNESS WHEREOF, the Fund and the Adviser have caused this Agreement to be executed on the day and year above written.


                                       FIRST TRUST/FOUR CORNERS SENIOR FLOATING
                                         RATE FUND



                                       By: /s/ James A. Bowen
                                       ------------------------
                                       Name:  James A. Bowen
                                       Title: President


ATTEST: /s/ Mark R. Bradley
------------------------------
Name:  Mark R. Bradley
Title: Chief Financial Officer



                                       FIRST TRUST ADVISORS, L.P.



                                       By: /s/ James A. Bowen
                                       ------------------------
                                       Name:  James A. Bowen
                                       Title: President


ATTEST: /s/ Mark R. Bradley
------------------------------
Name:  Mark R. Bradley
Title: Chief Financial Officer




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